Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Aimee Punessen, (615) 236-8329 aimee.punessen@franklinsynergy.com

Franklin Financial Network, Inc. sells Banc Compliance Group to BCG Consulting, LLC

Franklin, Tenn., (1/2/15) – Franklin-based Franklin Financial Network Inc., the parent company of Franklin Synergy Bank, entered into an agreement on December 31, 2014 pursuant to which it sold the assets of its wholly owned subsidiary Banc Compliance Group, Inc. to BCG Consulting, LLC. The newly independent company will continue to operate under the name, Banc Compliance Group and will continue to be managed by Connie Edwards, CRCM, President.

Banc Compliance Group was acquired by Franklin Financial Network, Inc. in 2008. “In our earliest days, our thought was to have an affiliated third party within the holding company to ensure that our compliance needs were met,” noted Franklin Financial Network, Inc Chairman Richard Herrington. “As the bank grew, we recognized that it suited both Banc Compliance Group and Franklin Financial Network, Inc. better to separate. Given the complexity of a bank with $1.3 billion in assets, we needed a dedicated, in-house team to manage our compliance function, compared to outsourcing this function.”

BCG Consulting President Connie Edwards commented “We are poised to take unique advantage of the great opportunities that exist in the compliance industry as an independent organization. The timing is perfect for both organizations and we are extremely excited about the future of Banc Compliance Group.”

Franklin Financial Network, Inc was advised by the law firm of Baker Donelson Bearman Caldwell & Berkowitz, PC. BCG Consulting, LLC was advised by the law firm of Harwell, Howard, Hyne, Gabbert & Manner, P.C.

About Franklin Financial Network, Inc and Franklin Synergy Bank

Founded in 2007, Franklin Financial Network, Inc. is the parent company of Franklin Synergy Bank, a full-service community bank operating 11 branch offices in Williamson and Rutherford Counties. With total assets of approximately $1.3 billion, the company’s unparalleled competitive advantage is its 226 employees and a strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to their financial needs. More information about Franklin Synergy Bank can be found at www.franklinsynergybank.com.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

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